Press Release
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Contact:  Lawrence P Ward                             FOR IMMEDIATE RELEASE
Phone: 805-239-5200 ext 260                           10:00 AM PT, MARCH 7, 2003

     Stock dividend press release

     Larry Ward, President and CEO of Heritage Oaks Bank ("Bank") and its parent corporation Heritage Oaks Bancorp ("Company"), announced that at a special board of directors meeting held on March 3, 2003, the board of directors of the Company announced a 5% stock dividend for all shares owned as of the record date, March 14, 2003. Mr. Ward stated, "the stock dividend is the result of another year of strong earnings and asset growth."

     Mr. Ward went on to state that 2002 was a very successful year for the Company. Net income for the year ended December 31, 2002 totaled $2,739,220 a 17% increase over net income of $2,346,283 for the year ended December 31, 2001. Total assets of $337 million at December 31, 2002 equated to a 60% increase over total assets of $215 million at December 31, 2001.

     "The Company enjoyed its strongest earnings year ever", stated Ward, announcing a Return on Average Equity of 15.56% and Return on Average Assets of .98% for the year. The Company reported that earnings per share improved to $.91 on a fully diluted.

     Information regarding Heritage Oaks Bancorp stock may be acquired using the call sign of HEOP or accessed on line at www.heritageoaksbank.com.
                                              ------------------------
     Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; Seidler Company, Inc.at 1-800-288-2811; Sandler O'Neill & Partners, LLP at 1-800-635-6860 or by Contacting Tana Eade-Davis AVP, Shareholder Relations Officer at Heritage Oaks Bank.

     Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Banks operations, interest rates and financial policies of the United States government, general economic conditions and California's energy crisis. Additional information on these and other factors that could affect financial results are included in its
     Securities and Exchange Commission filings.   -End-


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